ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC. ANNOUNCES THE APPOINTMENT OF

TWO NEW MEMBERS TO THE BOARD OF DIRECTORS

Addison, Texas, January 21, 2013; ULURU Inc. (OTCQB: ULUR) announced today the appointment of Helmut Kerschbaumer and Klaus Kuehne as members of the Board of Directors of ULURU Inc.

As part of the previously announced strategic relationship with an affiliate of Melmed Holding AG, IPMD GmbH made an equity investment of $2 million in ULURU Inc., and was granted the right to appoint two members of the Board of Directors.

Commenting on the appointment of Helmut Kerschbaumer and Klaus Kuehne, Kerry P. Gray, President and CEO of ULURU Inc., stated, “I am extremely pleased to have Helmut and Klaus join our Board of Directors. I have worked closely with them over the past 15 months and have seen the enormous progress they have made positioning Altrazeal® for success in the international markets. They have an outstanding track record as entrepreneurs in development stage medical companies, taking a company in a period of 5 years from infancy to a revenue-base of in excess of $30 million, prior to it being acquired. Their experience and expertise in the development of emerging medical companies will be a valuable addition to our Board of Directors.”

Mr. Kerschbaumer added, “I am very excited to join the Board of Directors and be involved in determining the strategic direction of this technology rich company. The products they have developed, and proposed future product developments, will play a meaningful role in the improvement of clinical outcomes for patients with debilitating chronic wounds. I have been very impressed with the outstanding progress ULURU has made over the past 18 months and look forward to rapidly accelerating growth.”

Mr. Kuehne also added, “We have spent significant time in the field witnessing the impressive clinical outcomes of Altrazeal® and discussing with wound experts the market potential of Altrazeal®. Based on our extensive work, we believe that both the clinical features and economic benefits of Altrazeal® are ideally suited to gain a significant market share of the European and Australasian markets. I look forward to being involved with management and developing a major presence in the markets in which ULURU product competes.”

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex™ Aggregate technology and OraDisc™ transmucosal delivery system.  For further information about ULURU Inc., please visit our website at www.ULURUInc.com.  For further information about Altrazeal®, please visit www.Altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended. These statements are subject to numerous risks and uncertainties, including but not limited to ULURU’s lack of profitability, the need for additional capital to operate its business, and to risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and other reports filed by us with the Securities and Exchange Commission.